Exhibit 99.7

SILVER HILL ENERGY PARTNERS II, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 12, 2016 (INCEPTION) TO JUNE 30, 2016

(UNAUDITED)

Crude oil, natural gas, and natural gas liquids	13,626,988
Unrealized Loss on Derivatives	(9,170,525)
Realized Loss on Derivatives	(525,869)

Total Revenue	3,930,594

Lease Operating Expenses	4,034,404
Impairment of Oil and Gas Properties	91,543
Depletion, depreciation and amortization	6,123,091
Severance Taxes	511,478
General & Administrative Expenses	1,418,001

Total Operating Expenses	12,178,517

Operating Loss	(8,247,923)

Interest expense, Net	(471,931)

Net Loss	(8,719,854)

SILVER HILL ENERGY PARTNERS II, LLC

CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2016

(UNAUDITED)

Current Assets
Cash and cash equivalents	4,022,571
Accounts Receivable	4,607,372
Prepaid Expenses	60,491

Total Current Assets	8,690,434
Oil and Gas Properties, Net (successful efforts)	338,007,832
Other Assets	651,483

Total Assets	347,349,749

Liabilities & Members’ Capital
Current Liabilities
Accounts Payable	15,105,512
Accrued Expenses	19,060,794
Derivative Liability	4,120,557

Total Current Liabilities	38,286,863
Long-Term Liabilities
Long-term Debt	42,500,000
Asset Retirement Obligation	1,232,772
Derivatives	5,049,968

Total Liabilities	87,069,603

Members Capital	260,280,146

Total Liabilities & Members’ Capital	347,349,749

SILVER HILL ENERGY PARTNERS II, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 12, 2016 (INCEPTION) TO JUNE 30, 2016

(UNAUDITED)

Cash flows from operating activities
Net loss	(8,719,854)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	6,123,091
Impairment of oil and gas properties	91,543
Unrealized loss on derivatives	9,170,525
Amortization of debt issuance costs	42,321
Changes in operating assets and liabilities:
Accounts receivable	(4,607,372)
Prepaid and other assets	(60,491)
Accounts payable	5,267,447
Accrued expenses	(1,191,429)

Net cash provided by operating activities	6,115,781

Cash flows from investing activities
Additions to oil and gas properties	(18,801,737)
Acquisitions of oil and gas properties	(294,097,669)

Net cash used in investing activities	(312,899,406)

Cash flows from financing activities
Contributions from Members	269,000,000
Borrowings	42,500,000
Deferred financing costs	(693,804)

Net cash provided by financing activities	310,806,196

Net increase in cash and cash equivalents	4,022,571

Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	4,022,571

Supplemental Non-Cash Disclosure
Accounts payable and accrued expenses related to capital expenditure	14,015,567

Acquisition of Concho oil and gas assets in accrued expenses	16,074,721

Asset retirement obligations related to acquisitions of oil and gas properties	1,232,772

SILVER HILL ENERGY PARTNERS II, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ CAPITAL

FOR THE PERIOD FROM JANUARY 12, 2016 (INCEPTION) TO JUNE 30, 2016

(UNAUDITED)

Balance - January 12, 2016	$—
Contributions	269,000,000
Net Loss	(8,719,854)

Balance - June 30, 2016	$260,280,146

SILVER HILL ENERGY PARTNERS II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2016 AND FOR THE FOR THE PERIOD FROM JANUARY 12, 2016 (INCEPTION) TO JUNE 30, 2016

(UNAUDITED)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Silver Hill Energy Partners II, LLC (the “Company”), a Delaware limited liability company (LLC), was formed on January 12, 2016. Silver Hill II was formed solely for the purpose of acquiring producing properties and undeveloped acreage from Concho Resources Inc. (“Concho”) for $292 million. Silver Hill II is engaged in the acquisition, exploitation and development of oil and gas properties. Silver Hill II’s operations are focused in the Delaware Basin of West Texas and is managed by the same management team as Silver Hill I.

These financial statements include only those assets, liabilities, revenues and expenses that relate to the business of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America. The statements do not include any assets, liabilities, revenues or expenses attributable to the members’ individual activities. The unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim period. The results of operations for the interim period are not necessarily indicative of the results of operations to be expected for the full year.

The Company is a limited liability company (“LLC”). As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC and, unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s actual capital contribution.

Accounting Estimates—The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Certain significant estimates made by management include oil and gas reserves, which affect the carrying value of oil and gas properties, evaluation for impairment of proved and unevaluated property costs and asset retirement obligations. Actual results could differ from those estimates and the differences could be material.

Management believes that it is reasonably possible that the estimates involved in the determination of proved oil and gas reserves could significantly change in the coming year. Total proved reserves are defined as those reserves which can be produced economically using current oil and gas prices. Accordingly, the estimated quantity of proved reserves and the annual amortization expense will likely change along with future price increases and decreases.

Furthermore, estimating reserves is not an exact science. Estimates can be expected to change as additional information becomes available. Estimates of oil and gas reserves are projections based on the interpretation of engineering data to determine future rates of production and the timing of development expenditures. The accuracy of any reserve estimate is a function of the quality of available data and the engineering and geological interpretation and judgment of the estimator. Accordingly, there can be no assurance that the reserves as estimated will ultimately be produced, nor can there be assurance that the proved undeveloped reserves as estimated will be developed within the period anticipated.

Cash and Cash Equivalents—Cash and cash equivalents include cash and all highly liquid investments with maturities, at the date of purchase, of three months or less. At times, the amount of cash and cash equivalents on deposit in financial institutions exceeds federally insured limits. Management monitors the soundness of the financial institutions and believes the Company’s risk is negligible.

Financial Instruments—The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value, unless otherwise stated, as of June 30, 2016.

Oil and Gas Properties—The Company’s oil and gas properties consisted of the following as of June 30, 2016:

June 30, 2016
Mineral interest in properties:
Unproved	$148,977,966
Proved	79,509,308
Wells and related equipment and facilities	115,735,192

344,222,466

Accumulated depletion, depreciation and amortization	(6,214,634)

Oil and gas properties–net	$338,007,832

The Company follows the successful efforts method of accounting for oil and natural gas producing activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have found proved reserves. If the Company determines that the wells do not find proved reserves, the costs are charged to expense. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties, are charged to expense as incurred. On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depletion and depreciation are eliminated from the property accounts, and the resulting gain or loss is recognized. On the sale of a partial unit of proved property, the amount received is treated as a reduction of the cost of the interest retained.

The Company records depletion, depreciation and amortization of capitalized costs of proved oil and gas properties using the unit-of-production method over estimated proved reserves using the unit conversion ratio of six million cubic feet of gas to one barrel of oil equivalent. Capitalized costs of proved mineral interests are depleted over total estimated proved reserves, and capitalized costs of wells and related equipment and facilities are depreciated over estimated proved developed reserves. Depletion, depreciation and amortization expense for oil and gas properties amounted to $6.1 million for the period from January 12, 2016 (inception) to June 30, 2016.

Unproved oil and natural gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. No impairment of unproved properties was recorded during the period from January 12, 2016 (inception) to June 30, 2016 as the Company continues to extend its leases and complies with its lease terms through production and continuous development. The Company began its horizontal drilling strategy in February 2016 and has completed four economical wells in 2016. Management also evaluated several recent transactions in the West Texas area and believes the terms support its carrying value as of June 30, 2016.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then an impairment charge is recognized in the Statement of Operations equal to the difference between the carrying value proved properties and their estimated fair values based on the present value of the related future net cash flows. The Company recorded impairment of $.09 million on proved properties for period from January 12, 2016 (inception) to June 30, 2016.

Furniture, Fixtures, and Equipment—Furniture, fixtures, and equipment are recorded at cost less accumulated depreciation. Depreciation of the related assets is provided using the straight-line method over their respective estimated useful lives.

When assets are sold or retired, the applicable costs and accumulated depreciation are removed and any gain or loss is included in income. Maintenance and repairs are expensed as incurred. Major renewals and improvements are capitalized.

Asset Retirement Obligation—Asset retirement obligations (“ARO”) consist of future plugging and abandonment expenses on oil and gas properties. The Company records the estimated fair value of its ARO when the related wells are acquired or completed with a corresponding increase in the carrying amount of oil and gas. The liability is accreted to its present value each period. Management estimates the fair value of additions to the asset retirement obligation liability using a valuation technique that converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well based on management’s experience; (ii) estimated remaining life per well; and (iii) the Company’s credit-adjusted risk-free rate. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

The following is a summary of changes in the ARO during the period from January 12, 2016 (inception) to June 30, 2016:

Balance–January 12, 2016	$—
Acquisition of oil and gas properties	$1,197,060
Additions to oil and gas properties	35,712

Balance–June 30, 2016	$1,232,772

Revenue—The Company recognizes revenue for its production when the quantities are delivered to or collected by the respective purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices.

Lease Operating Costs—Lease operating costs, including pumpers’ salaries, saltwater disposal, ad valorem taxes, repairs and maintenance, expensed workovers and other operating expenses are expensed as incurred and included in lease operating costs on the consolidated statement of operations.

Concentration of Credit Risk—Substantially all accounts receivable result from the sales of oil and natural gas. This concentration of customers may impact the Company’s overall credit risk, as these entities may be similarly affected by changes in economic and other conditions. For period from January 12, 2016 (inception) to June 30, 2016, nearly all of the Company’s oil and natural sales were derived from two purchasers. These purchasers are based in the United States and engaged in the transportation, storage, and marketing of crude oil and other petroleum products. Management believes that the loss of these purchasers would not have a material adverse effect on the Company’s financial position or results of operations because there is an adequate number of potential other purchasers of its oil and gas production.

Income Taxes—The Company is subject to U.S. federal income tax reporting requirements along with state income tax reporting requirements in Texas. Because the Company is a limited liability company, the income or loss of the Company for federal income tax purposes is generally allocated to the members in accordance with the Company’s formation agreements, and it is the responsibility of the members to report their share of taxable income or loss on their separate income tax returns. Accordingly, no recognition has been given to federal income taxes in the accompanying financial statements. The Company is subject to Texas margin tax on its operations within the state of Texas, and such amount is included in income tax expense on the Company’s statement of operations. Based on management’s analysis, the Company did not have any uncertain tax positions as of June 30, 2016. No interest and penalties have been accrued or recorded.

The Company provides deferred income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates on the date of enactment.

Recently Issued Accounting Standards

The FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and industry-specific guidance in Subtopic 932-605, Extractive Activities – Oil and Gas – Revenue Recognition. This ASU provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing and uncertainty of revenues. This standard becomes effective for us beginning January 2019. The Company is evaluating the impact this ASU may have on our consolidated financial statements and related disclosures.

The FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This ASU provides additional guidance to reporting entities in evaluating whether certain legal entities, such as limited partnerships, limited liability corporations and securitization structures, should be consolidated. The ASU reduces the number of existing consolidation models. This ASU is effective for us beginning January 2017. This ASU is not expected to have a material impact on us.

The FASB issued ASU 2015-03, Interest – Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Interest – Imputation of Interest (Topic 835): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. These ASUs require debt issuance costs to be presented as a direct deduction from the carrying amount of that debt rather than as an asset. These ASUs were effective for us beginning January 2016. These ASUs did not have a material impact on our consolidated financial statements and related disclosures.

2.	PURCHASES OF OIL AND GAS PROPERTIES

On February 26, 2016, the company closed on the acquisition of oil and gas acres from Concho Resources Inc. for $292 million, of which $210.8 million was allocated to undeveloped acreage and $84.4 million was allocated to developed acreage. The Company incurred $0.4 million of transaction costs related to the acquisition for the period from January 12, 2016 (inception) to June 30, 2016. These transaction costs are recorded in the consolidated statements of operations within the general and administrative line item.

The acquisition is accounted for using the acquisition method under ASC 805, Business Combinations, which requires the acquired assets and liabilities to be recorded at fair value as of the acquisition date of February 26, 2016. The following table summarizes the purchase price and the final allocation of the fair values of assets acquired and liabilities assumed (in thousands):

February 26, 2016

Cash Consideration	$291,984

Fair value of assets and liabilities acquired
Proved oil and gas properties	84,387
Unproved oil and gas properties	210,844

Total fair value of oil and gas properties acquired	295,231
Revenue suspense	(2,114)
Asset retirement obligations	(1,133)

Total fair value of net assets acquired	$291,984

3.	LONG-TERM DEBT

On February 26, 2016 the Company entered into a new $300 million Revolving Credit Agreement (“RBL”) with Wells Fargo Bank. The reserve-based facility features a borrowing base equal to the greater of a fixed amount of $45 million or a variable amount based upon the value of the Company’s oil and gas reserves as assessed by Wells Fargo Bank. The assessment of the Company’s oil and gas reserves is redetermined biannually in May and November. The RBL has a scheduled maturity date of February 26, 2021. The RBL has a variable annual interest rate based on the Company’s option, either the London InterBank Offered Rate (“LIBOR”) plus an applicable margin (Eurodollar rate) or the base rate (as defined in the Agreement) plus an applicable margin. In addition, a commitment fee between 0.375% and 0.5% per annum is charged on the unutilized balance of the committed borrowings. Debt issuance costs of incurred totaled $0.7 million at June 30, 2016. The terms of the RBL contains representations, warranties, covenants and events of default that are customary for investment-grade, commercial bank credit agreements.

In June 2016, Wells Fargo Bank redetermined the Company’s borrowing based under the RBL and increased the variable amount to $90 million. For the period from January 12, 2016 (inception) to June 30, 2016, the Company had drawn $42.5 million in borrowings under the RBL.

4.	MEMBERS’ CAPITAL

The LLC agreement dated February 25, 2016 governs the Company’s ownership. Capital contributions from Members during the period from January 12, 2016 (inception) to June 30, 2016 were used to fund the Company’s ongoing operating and investing activities including the purchase of properties explained in Note 2.

Net income or loss and distributions are allocated among the members as follows:

•	First to the Series A and Series B unit holders until such time as they have received distributions equal to a 8% per annum hurdle rate compounded quarterly, pro-rata, in accordance with their respective capital;

•	Subsequent to the hurdle rate return, net income or loss and distributions shall continue to be allocated in accordance with the respective capital contribution percentages until such time as unrecovered capital has been distributed, pro-rata, in accordance with their respective capital contribution percentages;

•	Subsequent to the aforementioned returns, and prior to such time that net income or loss and distributions allocated to the Series A unit holders are equal in the aggregate to the greater of 200% return-on-investment and 20% discounted annual percentage rate of return, net income or loss and distributions shall be allocated to Series A unit holders at 79.00% with remaining amount allocated to Series B unit holders;

•	Lastly, once the condition above has occurred, net income or loss and distributions shall be allocated based on the secondary sharing percentage, with 63.20% allocated to Series A unit holders and the remaining amount allocated to Series B unit holders.

5.	RISK MANAGEMENT ACTIVITIES

The Company elected not to designate any of its financial commodity derivative contracts as accounting hedges and, accordingly, accounted for these financial commodity derivative contracts using the mark-to-market accounting method. During 2016, the Company recognized unrealized losses on the mark-to-market of financial commodity derivative contracts of $9.1 million and realized losses of $0.5 million on cash settled commodity derivative contracts.

The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts. The Company’s derivative contracts are currently with one counterparty. The Company has netting arrangements with the counterparty that provide for the offset of payables against receivables from separate derivative arrangements with the counterparty in the event of contract termination. The derivative contracts may be terminated by a non-defaulting party in the event of default by one of the parties to the agreement. There are no credit-risk-related contingent features or circumstances in which the features could be triggered in derivative instruments that are in a net liability position at the end of the reporting period.

US GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement).

The three levels of fair value hierarchy are as follows:

•	Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

•	Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table provided fair value measurement information within the fair value hierarchy for certain of the Company’s financial assets carried at fair value on a recurring basis at June 30, 2016. Amounts shown in thousands.

Fair Value Measurements
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

As of June 30, 2016
Financial liabilities
Crude oil collars	—	$(3,334)	—	$(3,334)
Crude oil swaps	—	$(4,837)	—	$(4,837)
Natural gas swaps	—	$(999)	—	$(999)

The estimated fair value of crude oil derivative contracts was based upon forward commodity price curves based on quoted market prices.

The following summarizing our commodity derivative positions as of June 30, 2016:

SWAPS

Production Year	Annual Volumes (barrels)	Swap Price WTI (NYMEX)	Annual Volumes (mmbtu)	Swap Price Henry Hub (NYMEX)
2016	129,283	$40.53	409,840	$2.23

2017	186,779	$41.52	594,015	$2.44

2018	141,983	$42.41	452,352	$2.48

COLLARS

Production Year	Annual Volumes (barrels)	Put Price WTI (NYMEX)	Call Price WTI (NYMEX)
2016	129,283	$35.83	$47.84

2017	186,779	$35.83	$47.84

2018	141,983	$35.83	47.84

Nonrecurring Fair Value Measurements—Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis (e.g., oil and natural gas properties) and are subject to fair value adjustments under certain circumstances. The inputs used to determine such fair value are primarily based upon internally developed cash flow models and are classified within Level 3.

During the period from January 12, 2016 (inception) to June 30, 2016, using a discounted cash flow valuation technique, we adjusted the carrying value of certain oil and natural gas properties and recorded impairment charges of $0.09 million. The impairment charges primarily resulted from a decline in oil and natural gas prices and to a much lesser extent to minor changes in management’s assumptions, based on an extensive review of operating results, production history, price realizations and costs.

6.	RELATED PARTIES

On February 26, 2016 Silver Hill Energy Partners, LLC entered into a Management Services Agreement with the company to provide certain operational and general and administrative services with respect to the company’s Delaware Basin assets.

7.	SUBSEQUENT EVENTS

As of October 11, 2016 the Company had increased the variable amount under the RBL to $86 million by drawing $43.5 million subsequent to June 30, 2016.

Subsequent events have been assessed through October 12, 2016, the date this report was available for issuance.

****